EX-00.23.j

           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

       As the independent registered public accounting firm, we hereby consent to the use of our report dated December 15, 2004 for the Georgetowne Long/Short Fund (the "Fund") and to all references to our firm included in or made a part of this Post-Effective Amendment No. 1 under the Securities Act of 1933 and Amendment No. 3 under the Investment Company Act of 1940 to Georgetowne Funds' Registration Statement on Form N-1A (File No. 333-103875), including the references to our firm under the heading "Financial Highlights" in the prospectus and "Independent Auditors" in the Statement of Additional Information of the Fund.



Abington, Pennsylvania                               /s/
December 27, 2004                             Sanville & Company
Certified Public Accountants